SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K
                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934

        Date of Report (date of earliest event reported):
                       May 12, 2003

                       XEROX CORPORATION
      (Exact name of registrant as specified in its charter)

 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)

                     800 Long Ridge Road
                       P. O. Box 1600
              Stamford, Connecticut  06904-1600
      (Address of principal executive offices)(Zip Code)

      Registrant's telephone number, including area code:
                       (203) 968-3000

                       Not Applicable
 (Former name or former address, if changed since last report)


























Item 5.  Other Events.

Reference is made to Note 8 "Litigation and Regulatory Matters" to the Condensed Consolidated Financial Statements contained in
Registrant's Quarterly Report on Form 10-Q for the Quarter
Ended March 31, 2003. There have been developments in two previously reported cases, as follows:

1.  Pall v. Buehler, et al.:

A.  Plaintiff Files Motion Seeking Leave to File
    Second Amended Complaint

On or about May 12, 2003 the plaintiff filed a motion seeking permission to file a second amended derivative complaint. Previously, on March 27, 2003, the court granted the individual defendants' and Registrant's motion to dismiss the first amended complaint and thereafter, on April 22, 2003, entered a judgment in favor of the defendants, dismissing the action in its entirety.

B.  New Derivative Complaint: Pall v. KPMG, et al.

On May 13, 2003, a shareholder commenced a derivative action in the United States District Court for the District of Connecticut against KPMG, LLP and four of its current or former partners. Registrant was named as a nominal defendant. Plaintiff purports to bring this action derivatively on behalf and for the benefit of Registrant seeking damages allegedly caused to Registrant by KPMG and the named individual defendants. The plaintiff asserts claims for contribution, negligence, negligent misrepresentation, breach of contract, breach of fiduciary duty and indemnification. He seeks unspecified compensatory damages (together with pre-judgment and post-judgment interest), a declaratory judgment that defendants violated and/or aided and abetted the breach of fiduciary and professional duties to Registrant, an award of punitive damages for Registrant against the defendants, plus the costs and disbursements of the action.

2. Xerox Corporation v. Business Equipment Research and
    Test Laboratories, Inc.

On May 12, 2003, plaintiffs -- Business Equipment Research and Test Laboratories, Inc. and one of its owners -- reached agreement with Registrant to settle all claims against each other. The terms of the settlement are confidential and are not material to Registrant.

____________________________________________________________________________

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

                                         XEROX CORPORATION

                                         /s/ MARTIN S. WAGNER
                                         ----------------------------
                                         By: Martin S. Wagner
                                             Assistant Secretary

Date: May 19, 2003